Exhibit 23.2

October 9, 2014

Navios Maritime Midstream Partners LP

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Gentlemen:

Reference is made to the Form F-1 registration statement, including any amendments or supplements thereto (the “Registration Statement”) relating to the public offering of common units of Navios Maritime Midstream Partners LP (the “Partnership”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Business” and “The International Oil Tanker Shipping Industry”. We further advise the Partnership that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the seaborne transportation industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts”.

Yours faithfully,

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd.

LONDON | DELHI | SINGAPORE

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk